EXHIBIT 23.1

GRANT THORNTON LLP

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 25, 2005, accompanying the financial statements of Novint Technologies, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Interest of Named Experts and Counsel.”

/s/ Grant Thornton LLP

Albuquerque, New Mexico
August 4, 2005